Exhibit 5.17

[INSERT ERNST & YOUNG LETTERHEAD]

June 7, 2006

Ontario Securities Commission
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Commission
The Manitoba Securities Commission
Autorité des marchés financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
(collectively, the "Securities Regulatory Authorities")

Dear Sirs/Mesdames:

Re: Agnico-Eagle Mines Limited (the "Company")

We refer to the prospectus supplement of the Company dated June 7, 2006 relating to the distribution of 8,455,000 common shares of the Company and the short form base shelf prospectus of the Company dated November 15, 2004 relating to the offering from time to time of up to US$500,000,000 of debt securities, common shares or warrants to purchase debt securities or common shares of the Company (collectively, the "Prospectus").

We consent to the use, through incorporation by reference in the Prospectus, of our report dated February 21, 2006, except for note 13, as to which the date is March 15, 2006 to the Board of Directors and Shareholders of the Company on the following financial statements prepared in accordance with U.S. generally accepted accounting principles:

  •
  Consolidated balance sheets as at December 31, 2005 and 2004; and

  •
  Consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005.

We report that we have read the Prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audits of such financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

/s/ Ernst & Young LLP

Chartered Accountants